As filed with the Securities and Exchange Commission on May 1, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sundance Energy Australia Limited

(Exact Name of Registrant as Specified in Its Charter)

N/A

(Translation of Registrant’s name into English)

Australia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

633 17th Street, Suite 1950

Denver, Colorado 80202

(303) 543-5700

(Address and telephone number of Registrant’s principal executive offices)

Eric P. McCrady

Sundance Energy, Inc.

Chief Executive Officer

633 17th Street, Suite 1950

Denver, Colorado 80202

(303) 543-5700

(Name, address, and telephone number of agent for service)

With copies to:

Andrew S. Reilly Baker & McKenzie 50 Bridge Street, Level 27 Sydney, NSW 2000, Australia +61 2 9225 0200	Heath C. Trisdale Baker & McKenzie LLP 700 Louisiana Street, Suite 3000 Houston, Texas 77002 (713) 427-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined in light of market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company                                      ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum aggregate price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Ordinary shares, no par value per share, in the form of American Depositary Shares	278,205,756	$0.05	$13,910,287.80	$1,731.83

(1)          American Depositary Shares (as evidenced by American Depositary Receipts, each representing 100 ordinary shares) have been registered on a separate registration statement on Form F-6 filed on August 22, 2016 (File No. 333-213233).

(2)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from share splits, share dividends, recapitalizations or similar transactions.

(3)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low sale prices of the registrant’s American Depositary Shares on the Nasdaq Stock Market LLC on April 25, 2018, or $4.46, divided by 100 (to give effect to the 100:1 ratio of ordinary shares to ADSs).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement that we have filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where their offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 1, 2018

PROSPECTUS

Sundance Energy Australia Limited

278,205,756 Ordinary Shares represented by 2,782,057 American Depositary Shares

This prospectus relates to the offer and sale from time to time by the selling shareholders identified in this prospectus or any supplement to this prospectus of up to 278,205,756 ordinary shares of Sundance Energy Australia Limited represented by 2,782,057 American Depositary Shares (the “ADSs”).  Each ADS represents 100 ordinary shares.

The selling shareholders will receive all of the proceeds from any sales of the ADSs offered pursuant to this prospectus or any supplement to this prospectus. We are not selling any securities under this prospectus and we will not receive any of the proceeds from any sales of the ADSs, but we will incur expenses in connection with this offering.

The selling shareholders may sell the ADSs at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The ADSs may be sold at the market price thereof at the time of a sale, at prices relating to the market price over a period of time or at prices negotiated with the buyers of the ADSs.  See “Plan of Distribution” for more information.

This prospectus describes the general terms of our ADSs and the general manner in which the selling shareholders will offer the ADSs. Each time the selling shareholders sell securities pursuant to this prospectus, we will, if required, provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. The prospectus supplement will also describe the specific manner in which the selling shareholders will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

Our ADSs are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “SNDE.”  The last reported sale price of our ADSs on April 30, 2018 was $4.50 per ADS.  Our ordinary shares are listed on the Australian Securities Exchange under the symbol “SEA.”  The last reported sale price of our ordinary shares on April 30, 2018 was A$0.06 per share.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 5 of this prospectus and under similar headings in any amendment or supplement to this prospectus or as updated by any subsequent filing with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is              , 2018.

You should rely only on the information provided by this prospectus, any prospectus supplement and any information incorporated by reference. We have not authorized anyone else to provide you with different or additional information or to make any representations other than those contained in or incorporated by reference to this prospectus or any accompanying prospectus supplement.

We have not taken any action to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus outside of the United States. This prospectus is not an offer to sell, or solicitation of an offer to buy, any securities in any circumstances under which the offer of solicitation is unlawful.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, the selling shareholders may, from time to time, sell the ADSs in various types of transactions. We will not receive any of the proceeds from these sales, but we will incur expenses in connection with this offering. This document may only be used where it is legal to sell these securities.

This prospectus provides you with a general description of the securities that the selling shareholders may offer. Each time the selling shareholders sell the ADSs, we will, if required, provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described below under the heading “Where You Can Find Additional Information,” before purchasing any of the ADSs. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the ADSs, you should refer to the registration statement, including the exhibits. You may access the registration statement, exhibits and other reports we file with the SEC on the SEC’s website.  More information regarding how you can access this and other information is included below under the heading “Where You Can Find Additional Information.”

The information in this prospectus is accurate as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Neither the delivery of this prospectus nor the sale of any securities means that information contained in this prospectus is correct after the date of this prospectus or as of any other date. To the extent there is any conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement. Any information incorporated by reference is only accurate as of the date of the document incorporated by reference.

Unless otherwise indicated or the context implies otherwise:

•                                          “we,” “us,” “our” and “Sundance” refer to Sundance Energy Australia Limited, an Australian corporation, and its subsidiaries;

•                                          “shares” or “ordinary shares” refer to our ordinary shares;

•                                          “ADSs” refers to our American Depositary Shares, each of which represents 100 ordinary shares; and

•                                          “ADRs” refers to American Depositary Receipts, which evidence our ADSs.

All references to “$” and “U.S. dollar” in this prospectus refer to United States dollars.  Except as otherwise stated, all monetary amounts in this prospectus are presented in United States dollars.

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year.

Certain disclosures in this prospectus are based on the statutory financial information filed with the Australian Securities Exchange (the “ASX”) and the Australian Securities & Investments Commission (“ASIC”). These disclosures can be reconciled to those Australian filings with information contained in this prospectus, however certain differences may exist as a result of the disclosure requirements under applicable U.S. and Australian rules. We do not believe that any of these differences are material.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, any prospectus supplement, any free writing prospectus and in the documents incorporated by reference may constitute “forward-looking statements.” Such forward-looking statements are based on the beliefs of our management as well as assumptions based on information available to us. When used in this prospectus, any prospectus supplement, any free writing prospectus and in the documents incorporated by reference, the words “anticipate,” “believe,” “estimate,” “project,” “intend” and “expect” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Such forward-looking statements reflect our current views with respect to future events and are subject to certain known and unknown risks, uncertainties and assumptions. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These include, but are not limited to, risks or uncertainties associated with the discovery and development of oil and natural gas reserves, cash flows and liquidity, business and financial strategy, budget, projections and operating results, oil and natural gas prices, amount, nature and timing of capital expenditures, including future development costs, availability and terms of capital, general economic and business conditions, environmental and other liability and other factors identified under “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, and our other reports and filings we make with the SEC from time to time. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from our historical experience and our present expectations or projections. Accordingly, you should not place undue reliance on these forward-looking statements. These statements speak only as of the date of this prospectus (or, in the case of a document incorporated by reference, the date of such document incorporated by reference) and will not be revised or updated to reflect events after the date of this prospectus.

ABOUT US

We are an onshore oil and natural gas company focused on the exploration, development and production of large, repeatable resource plays in North America. Our oil and natural gas properties are located in premier U.S. oil and natural gas basins.

Sundance Energy Australia Limited was incorporated under the laws of Australia in December 2004. In April 2005, we completed an initial public offering of our ordinary shares and listing of these shares on the ASX.  In September 2016, we implemented a sponsored ADR program with The Bank of New York Mellon.  Our ADSs are listed on Nasdaq under the symbol “SNDE.”  We operate pursuant to our Constitution, the Australian Corporations Act 2001 (the “Corporations Act”),  ASX Listing Rules, Nasdaq Marketplace Rules and, where applicable, local, state and federal legislation in the countries in which we operate.

Our principal office is located at 633 17th Street, Suite 1950, Denver, Colorado 80202. Our telephone number is (303) 543-5700. Our website address is www.sundanceenergy.net. Information on our website and the websites linked to it do not constitute part of this prospectus or the registration statement to which this prospectus forms a part.  Our agent for service of process in the United States is Sundance Energy, Inc., which has its principal place of business at 633 17th Street, Suite 1950, Denver, Colorado 80202.

RISK FACTORS

Investment in the securities offered pursuant to this prospectus involves significant risks. You should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, and all other information contained in and incorporated by reference to this prospectus and any prospectus supplement or related free writing prospectus before you decide to invest in such securities. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. For more information about our filings with the SEC, please see “Where You Can Find Additional Information” and “Incorporation by Reference.” See also “Cautionary Note Regarding Forward-Looking Statements.”

Such risks are not exclusive. We may face additional risks that are presently unknown to us or that we believe to be immaterial as of the date of this prospectus. Such risk and uncertainties may materially and adversely affect our business, financial condition, liquidity and results of operations.

USE OF PROCEEDS

We will not receive any proceeds from any sale of securities by the selling shareholders.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of December 31, 2017 as derived from our financial statements, which are prepared in accordance with Australian Accounting Standards.  Our financial statements comply with International Financial Reporting Standards, as issued by the International Accounting Standards Board. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information incorporated by reference into this prospectus and any prospectus supplement.  Our historical results do not necessarily indicate our expected results for any future periods.

The table below presents our capitalization on an actual basis, and on an as-adjusted basis to give effect to 5,614.4 million ordinary shares issued in during March and April 2018 in connection with our acquisition of certain oil and gas properties located in the Eagle Ford shale region, and application of the net proceeds to us.

Updated capitalization information, if applicable, relating to the any offering of our ADSs offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

	As of December 31, 2017
	Actual	As Adjusted
	($’000)	($’000)
Non-current liabilities
Credit facilities, net of deferred financing fees	189,310	233,743
Restoration provision	7,567	16,582
Other provisions, non-current	2,158	2,158
Derivative financial instruments	3,728	3,728
Other non-current liabilities	368	368
Total non-current liabilities	203,131	256,579
Equity
Issued capital	372,764	623,689
Share-based payments reserve	16,250	16,250
Foreign currency translation reserve	(1,134)	(1,134)
Accumulated deficit	(210,259)	(221,414)
Total equity	177,351	416,896
Total capitalization	380,482	673,465

PRICE HISTORY OF AMERICAN DEPOSITARY SHARES AND ORDINARY SHARES

The Nasdaq Stock Market

Since September 7, 2016, our ordinary shares in the form of ADSs have been trading on Nasdaq under the symbol “SNDE.” The following table presents, for the periods indicated, the high and low market prices for our ADSs as reported on Nasdaq. All prices are in U.S. dollars.

	US$ High	US$ Low
Annual:
Fiscal year ended December 31
2017	17.99	3.61
2016	17.60	9.75
Quarterly:
Fiscal year ending December 31, 2018
Second quarter (through April 30, 2018)	5.13	4.08
First quarter	9.59	4.39
Fiscal year ending December 31, 2017
Fourth quarter	6.28	3.83
Third quarter	5.53	3.61
Second quarter	9.95	4.67
First quarter	17.99	8.53
Fiscal year ended December 31, 2016
Fourth quarter	16.25	10.52
Third quarter	17.60	9.75
Most Recent Six Months:
March 2018	5.85	4.39
February 2018	8.32	5.43
January 2018	9.59	6.14
December 2017	6.28	4.74
November 2017	6.05	4.30
October 2017	4.87	3.83

Australian Securities Exchange

The following table presents, for the periods indicated, the high and low market prices for our ordinary shares as reported on the ASX, under the symbol “SEA.” All prices are in Australian dollars.

	A$ High	A$ Low
Annual:
Fiscal year ended December 31
2017	0.24	0.05
2016	0.27	0.06
2015	0.71	0.16
2014	1.42	0.38
2013	1.18	0.76
Quarterly:
Fiscal year ending December 31, 2018
Second quarter (through April 30, 2018)	0.07	0.05
First quarter	0.12	0.06
Fiscal year ending December 31, 2017
Fourth quarter	0.08	0.05
Third quarter	0.07	0.05

Second quarter	0.13	0.06
First quarter	0.24	0.11
Fiscal year ended December 31, 2016
Fourth quarter	0.22	0.15
Third quarter	0.18	0.10
Second quarter	0.22	0.10
First quarter	0.27	0.06
Most Recent Six Months:
March 2018	0.08	0.06
February 2018	0.09	0.07
January 2018	0.12	0.08
December 2017	0.08	0.06
November 2017	0.08	0.06
October 2017	0.06	0.05

DESCRIPTION OF SHARE CAPITAL

General

We are a public company limited by shares registered under the Corporations Act by ASIC. Our corporate affairs are principally governed by our Constitution, the Corporations Act, ASX Listing Rules and Nasdaq Marketplace Rules. Our ADSs trade on Nasdaq, and our ordinary shares trade on the ASX.

The Australian law applicable to our Constitution is not significantly different than a U.S. company’s charter documents except we do not have a limit on our authorized share capital, the concept of par value is not recognized under Australian law and as further discussed under “—Our Constitution.”

Subject to restrictions on the issue of securities in our Constitution, the Corporations Act, the ASX Listing Rules and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that our board of directors determine.

The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable to Australia, the ASX Listing Rules, the Corporations Act and other applicable law. A general summary of some of the rights and restrictions attaching to our ordinary shares are summarized below. Each ordinary shareholder is entitled to receive notice of, and to be present, vote and speak at, general meetings.

Changes to Our Share Capital

During the last three fiscal years, the following changes have been made to our ordinary share capital:

1.                                      During March and April 2018, we issued an aggregate of 5,614.4 million ordinary shares for net proceeds of approximately $250.9 million.

2.                                      In August 2016, we issued 69.3 million ordinary shares through a share purchase plan with certain existing shareholders for net proceeds of $6.8 million.

3.                                      In June 2016, we completed the first tranche of a two-tranche private placement of 62.8 million ordinary shares to professional and sophisticated investors for net proceeds of $5.8 million. Subsequently in July 2016, our shareholders approved the second tranche of the private placement, in which we issued an additional 552.6 million ordinary shares for net proceeds of $51 million.

4.                                      In 2016, we awarded 17.0 million restricted stock share units (“RSUs”) to certain employees, and issued an aggregate of 5.5 million ordinary shares upon vesting of outstanding RSUs, pursuant to the Sundance Energy Australia Limited Long Term Incentive Plan.

5.                                      During 2016, we converted 2.7 million outstanding options into 1.3 million RSUs (such conversion being approved by our board of directors in 2015), pursuant to the terms of the outstanding options.

6.                                      In August 2015, we issued 6.0 million ordinary shares in connection with the acquisition of New Standard Energy Ltd’s U.S. and Cooper Basin assets.

7.                                      During 2015, we awarded an aggregate of 13.3 million RSUs to certain employees, and issued an aggregate of 3.8 million ordinary shares upon the vesting of outstanding RSUs, pursuant to the Sundance Energy Australia Limited Long Term Incentive Plan.

Our Constitution

Our Constitution is similar in nature to the bylaws of a U.S. corporation. It does not provide for or prescribe any specific objectives or purposes of Sundance. Our Constitution is subject to the terms of the ASX Listing Rules and the Corporations Act. It may be amended or repealed and replaced by special resolution of shareholders, which is a resolution passed by at least 75% of the votes cast by shareholders entitled to vote on the resolution.

Under Australian law, a company has the legal capacity and powers of an individual both within and outside Australia. The material provisions of our Constitution are summarized below. This summary is not intended to be complete nor to constitute a definitive statement of the rights and liabilities of our shareholders. Our Constitution is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Interested Directors

A director may not vote in respect of any contract or arrangement in which the director has, directly or indirectly, any material interest according to our Constitution. Such director must not be counted in a quorum, must not vote on the matter and must not be present at the meeting while the matter is being considered. However, that director may execute or otherwise act in respect of that contract or arrangement notwithstanding any material personal interest.

Unless a relevant exception applies, the Corporations Act requires our directors to provide disclosure of certain interests or conflicts of interests and prohibits directors from voting on matters in which they have a material personal interest and from being present at the meeting while the matter is being considered. In addition, the Corporations Act and the ASX Listing Rules require shareholder approval of any provision of related party benefits to our directors.

Directors’ Compensation

Our directors are paid remuneration for their services as directors, which is determined in a general meeting of shareholders. The aggregate, fixed sum for directors’ remuneration is to be divided among the directors in such proportion as the directors themselves agree and in accordance with our Constitution. The fixed sum remuneration for directors may not be increased except at a general meeting of shareholders and the particulars of the proposed increase are required to have been provided to shareholders in the notice convening the meeting. In addition, executive directors may be paid remuneration as employees of Sundance.

Pursuant to our Constitution, any director who devotes special attention to our business or who otherwise performs services that in the opinion of our board of directors, are outside the scope of the ordinary duties of a director may be paid extra remuneration, which is determined by our board of directors.

In addition to other remuneration provided in our Constitution, all of our directors are entitled to be paid by us for reasonable travel accommodation and other expenses incurred by the directors in attending company meetings, board meetings, committee meetings or while engaged on our business.

In addition, in accordance with our Constitution, a director may be paid a retirement benefit as determined by our board of directors, subject to the limits set out in the Corporations Act and the ASX Listing Rules.

Borrowing Powers Exercisable by Directors

Pursuant to our Constitution, the management and control of our business affairs are vested in our board of directors. Our board of directors has the power to raise or borrow money, and charge any of our property or business or any uncalled capital, and may issue debentures or give any other security for any of our debts, liabilities or obligations or of any other person, in each case, in the manner and on terms it deems fit.

Retirement of Directors

Pursuant to our Constitution and the ASX Listing Rules, one-third of our directors, other than the managing director, must retire from office at every annual general meeting. If the number of directors is not a multiple of three, then the number nearest, to but not exceeding, one-third must retire from office. The directors who retire in this manner are required to be the directors or director longest in office since last being elected. A director, other than the director who is the Chief Executive Officer, must retire from office at the conclusion of the third annual general meeting after which the director was elected. Retired directors are eligible for a re-election to the board of directors unless disqualified from acting as a director under the Corporations Act or our Constitution.

Share Qualifications

There are currently no requirements for directors to own our ordinary shares in order to qualify as directors.

Rights and Restrictions on Classes of Shares

Subject to the Corporations Act and the ASX Listing Rules, the rights attaching to our ordinary shares are detailed in our Constitution. Our Constitution provides that any of our ordinary shares may be issued with preferred, deferred or other special rights, whether in relation to dividends, voting, return of share capital, payment of calls or otherwise as our board of directors may determine from time to time. Subject to the Corporations Act and the ASX Listing Rules, any rights and restrictions attached to a class of shares, we may issue further shares on such terms and conditions as our board of directors resolve. Currently, our outstanding share capital consists of only one class of ordinary shares.

Dividend Rights

Our board of directors may from time to time determine to pay dividends to shareholders. All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for our benefit until claimed or otherwise disposed of in accordance with our Constitution.

Voting Rights

Under our Constitution, and subject to any voting exclusions imposed under the ASX Listing Rules (which typically exclude parties from voting on resolutions in which they have an interest), the rights and restrictions attaching to a class of shares, each shareholder has one vote on a show of hands at a meeting of the shareholders unless a poll is demanded under the Constitution or the Corporations Act. On a poll vote, each shareholder shall have one vote for each fully paid share and a fractional vote for each share held by that shareholder that is not fully paid, such fraction being equivalent to the proportion of the amount that has been paid to such date on that share. Shareholders may vote in person or by proxy, attorney or representative. Under Australian law, shareholders of a public company are not permitted to approve corporate matters by written consent. Our Constitution does not provide for cumulative voting.

Right To Share in Our Profits

Subject to the Corporations Act and pursuant to our Constitution, our shareholders are entitled to participate in our profits only by payment of dividends. Our board of directors may from time to time determine to pay dividends to the shareholders; however, no dividend is payable except in accordance with the thresholds set out in the Corporations Act.

Rights to Share in the Surplus in the Event of Liquidation

Our Constitution provides for the right of shareholders to participate in a surplus in the event of our liquidation.

No Redemption Provision for Ordinary Shares

There are no redemption provisions in our Constitution in relation to ordinary shares. Under our Constitution, any preference shares may be issued on the terms that they are, or may at our option be, liable to be redeemed.

Sinking Fund Provisions

There are no sinking fund provisions in our Constitution in relation to ordinary shares.

Liability for Further Capital Calls

According to our Constitution, our board of directors may make any calls from time to time upon shareholders in respect of all monies unpaid on partly paid shares, subject to the terms upon which any of the partly paid shares have been issued. Each shareholder is liable to pay the amount of each call in the manner, at the time and at the place specified by our board of directors. Calls may be made payable by installment.

Provisions Discriminating Against Holders of a Substantial Number of Shares

There are no provisions under our Constitution discriminating against any existing or prospective holders of a substantial number of our ordinary shares.

Variation or Cancellation of Share Rights

The rights attached to shares in a class of shares may only be varied or cancelled by a special resolution of Sundance, together with either (i) a special resolution passed by members holding shares in the class or (ii) the written consent of members with at least 75% of the votes in the class. We must give written notice of any variation or cancellation if rights to the members of the class within seven days after the variation or cancellation is made.

General Meetings of Shareholders

General meetings of shareholders may be called by our board of directors. Except as permitted under the Corporations Act, shareholders may not convene a meeting. Under the Corporations Act, shareholders with at least 5% of the votes that may be cast at a general meeting may call and arrange to hold a general meeting. The Corporations Act requires the directors to call and arrange to hold a general meeting on the request of shareholders with at least 5% of the votes that may be cast at a general meeting or at least 100 shareholders who are entitled to vote at the general meeting. Notice of the proposed meeting of our shareholders is required at least 28 days prior to such meeting under the Corporations Act.

According to our Constitution, the chairperson of the general meeting may refuse admission to or exclude from the meeting any person who is in possession of a picture recording or sound recording device, in possession of a placard or banner, in possession of an object considered by the chairperson to be dangerous, offensive or liable to cause disruption, any person who refuses to produce or permit examination of any object, who behaves or threatens to behave in a dangerous, offensive or destructive manner, or is not a director or one of our auditors, one of our shareholders, or a proxy, attorney or representative of one of our shareholders.

Ownership Threshold

There are no provisions in our Constitution that require a shareholder to disclose ownership above a certain threshold. The Corporations Act, however, requires a shareholder to notify us and the ASX once it, together with its associates, acquires a 5% interest in our ordinary shares, at which point the shareholder will be considered to be a “substantial” shareholder. Further, once a shareholder owns a 5% interest in us, such shareholder must notify us and the ASX of any increase or decrease of 1% or more in its holding of our ordinary shares, and must also notify us and the ASX on its ceasing to be a “substantial” shareholder. U.S. shareholders who own more than 5% of our ordinary shares are also subject to disclosure requirements under U.S. securities laws.

Issues of Shares and Change in Capital

Subject to our Constitution, the Corporations Act, the ASX Listing Rules and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with preferred, deferred or other special rights and restrictions and for the consideration and other terms that the directors determine. Our power to issue shares includes the power to issue bonus shares (for which no consideration is payable to Sundance), preference shares and partly paid shares.

Subject to the requirements of our Constitution, the Corporations Act, the ASX Listing Rules and any other applicable law, including relevant shareholder approvals, we may consolidate or divide our share capital into a larger or smaller number by resolution, reduce our share capital (provided that the reduction is fair and reasonable to our shareholders as a whole and does not materially prejudice our ability to pay creditors) or buy back our ordinary shares whether under an equal access buy-back or on a selective basis.

Change of Control

Takeovers of listed Australian public companies, such as Sundance, are regulated by the Corporations Act, which prohibits the acquisition of a “relevant interest” in issued voting shares in a listed company if the acquisition will lead to that person’s or someone else’s voting power in Sundance increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%, subject to a range of exceptions.

Generally, a person will have a relevant interest in securities if the person:

•                  is the holder of the securities;

•                  has power to exercise, or control the exercise of, a right to vote attached to the securities; or

•                  has the power to dispose of, or control the exercise of a power to dispose of, the securities, including any indirect or direct power or control.

If, at a particular time, a person has a relevant interest in issued securities and the person:

•                  has entered or enters into an agreement with another person with respect to the securities;

•                  has given or gives another person an enforceable right, or has been or is given an enforceable right by another person, in relation to the securities (whether the right is enforceable presently or in the future and whether or not on the fulfillment of a condition);

•                  has granted or grants an option to, or has been or is granted an option by, another person with respect to the securities; or

•                  the other person would have a relevant interest in the securities if the agreement were performed, the right enforced or the option exercised;

then, the other person is taken to already have a relevant interest in the securities.

There are a number of exceptions to the above prohibition on acquiring a relevant interest in issued voting shares above 20%. In general terms, some of the more significant exceptions include:

•                 when the acquisition results from the acceptance of an offer under a formal takeover bid;

•                 when the acquisition is conducted on market by or on behalf of the bidder under a takeover bid, the acquisition occurs during the bid period, the bid is for all the voting shares in a bid class and the bid is unconditional or only conditioned on prescribed matters set out in the Corporations Act;

•                 when shareholders of Sundance approve the takeover by resolution passed at general meeting;

•                 an acquisition by a person if, throughout the six months before the acquisition, that person or any other person has had voting power in Sundance of at least 19% and, as a result of the acquisition, none of the relevant persons would have voting power in Sundance more than three percentage points higher than they had six months before the acquisition;

•                 when the acquisition results from the issue of securities under a rights issue;

•                 when the acquisition results from the issue of securities under dividend reinvestment schemes;

•                 when the acquisition results from the issue of securities under underwriting arrangements;

•                 when the acquisition results from the issue of securities through operation of law;

•                 an acquisition that arises through the acquisition of a relevant interest in another listed company which is listed on a prescribed financial market or a financial market approved by ASIC;

•                 an acquisition arising from an auction of forfeited shares conducted on-market; or

•                 an acquisition arising through a compromise, arrangement, liquidation or buy-back.

Breaches of the takeovers provisions of the Corporations Act are criminal offenses. ASIC and the Australian Takeover Panel have a wide range of powers relating to breaches of takeover provisions, including the ability to make orders canceling contracts, freezing transfers of, and rights attached to, securities, and forcing a party to dispose of securities. There are certain defenses to breaches of the takeover provisions provided in the Corporations Act.

Access to and Inspection of Documents

Inspection of our records is governed by the Corporations Act. Any member of the public has the right to inspect or obtain copies of our registers on the payment of a prescribed fee. Shareholders are not required to pay a fee for inspection of our registers or minute books of the meetings of shareholders. Other corporate records, including minutes of directors’ meetings, financial records and other documents, are not open for inspection by shareholders. Where a shareholder is acting in good faith and an inspection is deemed to be made for a proper purpose, a shareholder may apply to the court to make an order for inspection of our books.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, will register and deliver ADSs pursuant to a deposit agreement that was filed as an exhibit to the Form F-6 filed with the SEC on August 22, 2016 (the “Deposit Agreement”). Each ADS represents 100 ordinary shares (or a right to receive 100 ordinary shares) deposited with National Australia Bank Limited, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which our ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

ADS holders may hold their ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in their name, or (ii) by having ADSs registered in their name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through a broker or other financial institution. If an ADS holder holds their ADSs directly, they will be a registered ADS holder.  If an ADS is held indirectly, such holder must rely on the procedures of their broker or other financial institution to assert the rights of an ADS holder. Such holders should consult with their broker or financial institution to find out what those procedures are.

ADS holders will not be treated as one of our shareholders and will not have shareholder rights. The depositary will be the holder of the shares underlying ADSs. Only registered holders of ADSs will have ADS holder rights. The Deposit Agreements sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the Deposit Agreement and the ADRs, and Australian law and our Constitution governs shareholder rights.

Dividends and Other Distributions

ADS holders do not have the same rights to receive dividends or other distributions as our shareholders. Subject to any special rights or restrictions attached to a share, the directors may determine that a dividend will be payable and fix the amount, the time for payment and the method for payment (although we have never declared or paid any cash dividends on our ordinary stock and we do not anticipate paying any cash dividends in the foreseeable future). Dividends and other distributions payable to our shareholders with respect to our ordinary shares generally will be payable directly to them. Any dividends or distributions payable with respect to ordinary shares will be paid to the depositary, which has agreed to pay to ADS holders the cash dividends or other distributions it receives after deducting its fees and expenses.  ADS holders will receive these distributions in proportion to the number of shares their ADSs represent. In addition, there may be certain circumstances in which the depositary may not pay to our ADS holders amounts distributed by us as a dividend or distribution.

The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the Deposit Agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.  Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, ADS holders may lose some or all of the value of the distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act of 1933, as amended (the “Securities Act”). We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to them.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADSs if ADS holders or their broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names ADS holders request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.  ADS holders may surrender ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. In the alternative, at the ADS holders’ request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

ADS holders may surrender ADRs to the depositary for the purpose of exchanging ADRs for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

ADS holders may instruct the depositary to vote the number of deposited ordinary shares their ADSs represent. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them upon our request. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date established by the depositary.  Otherwise, ADS holders will not be able to exercise their right to vote unless they withdraw the shares. However, ADS holders may not know about the meeting with a sufficient amount of advance notice to withdraw the shares.

The depositary will attempt, as far as practical, subject to the laws of the Australia and of our Constitution or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

We can not assure ADS holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that ADS holders may not be able to exercise their right to vote and there may be nothing ADS holders can do if their ordinary shares are not voted as they requested.  In order to give ADS holders a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Pursuant to the Deposit Agreement, ADS holders may have to pay to the depositary, either directly or indirectly, fees or charges up to the amounts set forth in the table below.

Persons depositing or withdrawing ordinary shares or ADS holders must pay the depositary:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•                  Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

•                  Cancellation of ADSs for the purpose of withdrawal, including if the Deposit Agreement terminates

$.05 (or less) per ADS	• Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to ADS holders had been shares and the shares had	• Distribution of securities distributed to holders of deposited securities which are distributed by the

been deposited for issuance of ADSs	depositary to ADS holders

$.05 (or less) per ADS per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when ADS holders deposit or withdraw shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the Deposit Agreement) • Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees.

From time to time, the depositary may make payments to Sundance to reimburse or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the Deposit Agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account.  The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the Deposit Agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account.  The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the Deposit Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the Deposit Agreement.  The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

ADS holders will be responsible for any taxes or other governmental charges payable on their ADSs or on the deposited securities represented by any of their ADSs. The depositary may refuse to register any transfer of ADSs or allow ADS holders to withdraw the deposited securities represented by ADSs until such taxes or other charges are paid. It may apply payments owed to ADS holders or sell deposited securities represented by ADSs to pay any taxes owed and ADS holders will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Amendment and Termination

We may agree with the depositary to amend the Deposit Agreement and the ADRs without the consent of ADS holders for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders are considered, by continuing to hold ADSs, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement as amended.

The depositary will terminate the Deposit Agreement at our direction by mailing a notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the Deposit Agreement by mailing a notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

Limitations on Obligations and Liability

The Deposit Agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•               are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith;

•               are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the Deposit Agreement;

•               are not liable if we or it exercises discretion permitted under the Deposit Agreement;

•               are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement;

•               have no obligation to become involved in a lawsuit or other proceeding related to our ADSs or the Deposit Agreement on any ADS holders’ behalf or on behalf of any other person; and

•               may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the Deposit Agreement, we and the depositary agree to indemnify each other under certain circumstances.

ADS Holders’ Right to Receive the Shares Underlying ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•                  when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares;

•                  when ADS holders owe money to pay fees, taxes and similar charges; and

•                  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Pre-Release of ADSs

The Deposit Agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:

•                  before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited;

•                  the pre-release is fully collateralized with cash, U.S. government securities or other collateral that the depositary considers appropriate; and

•                  the depositary must be able to close out the pre-release on not more than five business days’ notice.

In addition, the depositary has agreed to limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the shares deposited under the Deposit Agreement, although the depositary may disregard the limit from time to time, if it thinks it is reasonably appropriate to do so.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for inspection by ADS holders at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send ADS holders copies of those communications if we ask it to. ADS holders have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or our ADSs.

We may from time to time request ADS holders to provide information as to the capacity in which they own or owned ADSs and regarding the identity of any other persons then or previously interested in such ADSs and the nature of such interest. Each ADS holder agrees to provide any information of that kind that is requested by us or the depositary. To the extent that provisions of or governing the deposited securities or the rules or regulations of any governmental authority or securities exchange or automated quotation system may require the disclosure of beneficial or other ownership of deposited securities, other shares and other securities to us or other persons and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the depositary has agreed to use its reasonable efforts to comply with our written instructions in respect of any such enforcement or limitation.

SELLING SHAREHOLDERS

Under this prospectus, the selling shareholders may, over time, offer and sell up to 278,205,756 of our ordinary shares represented by 2,782,057 ADSs.  The ordinary shares were issued to the selling shareholders prior to the filing of this registration statement, of which this prospectus forms a part, in connection with a series of financing transactions in which we sold an aggregate of 5,614.4 million ordinary shares for net proceeds of approximately $250.9 million.  The financing transactions were undertaken in connection with our acquisition of approximately 21,900 net acres in the Eagle Ford oil, volatile oil, and condensate windows in McMullen, Live Oak, Atascosa and La Salle counties, Texas during April 2018.  The ordinary shares were issued to the selling shareholders in reliance on the exemptions from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Specific information about the selling shareholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended (“Exchange Act”) that will be incorporated by reference herein.  The selling shareholders may not sell any of our ordinary shares represented by ADSs pursuant to this prospectus until we have identified such selling shareholders, and the ordinary shares represented by ADSs being offered for resale by such selling shareholders, in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their ordinary shares pursuant to any available exemption from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

We are registering the ordinary shares issued to the selling shareholders to permit the resale of these ordinary shares in the form of ADSs from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ADSs. We will bear all fees and expenses incident to the registration of the ordinary shares.

Each selling shareholder of the securities may from time to time sell any or all of their ordinary shares represented by ADSs covered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices relating to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. A selling shareholder may use any one or more of the following methods when selling ADSs:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  broker-dealers may agree with the selling shareholders to sell a specified number of ADSs at a stipulated price per share;

•                  through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•                  a combination of any such methods of sale; or

•                  any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the ADSs in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

The selling shareholders may also enter into hedging or derivative transactions. For example, the selling shareholders may:

•                  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the shares pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares received from the selling shareholders to close out its short positions;

•                  sell securities short and redeliver such shares to close out the selling shareholders’ short positions;

•                  enter into option or other types of transactions that require the selling shareholders to deliver shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the shares under this prospectus; or

•                  loan or pledge the shares to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, the selling shareholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus. If so, the third party may use securities borrowed from the selling shareholders to settle such sales and may use securities received from the selling shareholders to close out any related short positions. The selling shareholders may also loan or pledge securities covered by this prospectus to third parties, who or which may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus.

If required by applicable law, a prospectus supplement will set forth some or all of the following information:

•                  the terms of the offering, including identifying the selling shareholder(s) making such offering;

•                  the names of any underwriters or agents;

•                  the name or names of any managing underwriter or underwriters;

•                  the purchase price of the securities from the selling shareholder(s);

•                  the net proceeds we will receive from the sale of the ADSs, if any;

•                  any delayed delivery arrangements;

•                  any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•                  any discounts or concessions allowed or reallowed or paid to dealers; or

•                  any commissions paid to agents.

Direct Sales and Sales through Agents

Any selling shareholder may sell the ADSs directly. In that event, no underwriters or agents would be involved. Any selling shareholder may also sell the ADSs through agents we designate from time to time. In addition, any selling shareholder may offer the ADSs through at-the-market transactions. In a prospectus supplement, if required, we will name any agent involved in the offer or sale of the ADSs, and we will describe any commissions payable to the agent.

Any selling shareholder may sell the ADSs directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of the ADSs. If required, we will describe the terms of any such sales in the prospectus supplement.

Sale through Underwriters or Dealers

If underwriters are used in the sale of the ADSs, the underwriters will acquire the ADSs for their own account. The underwriters may resell the ADSs from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer ADSs to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in a prospectus supplement, the obligations of the underwriters to purchase the ADSs will be subject to certain conditions, and the underwriters will be obligated to purchase all the ADSs if they purchase any of them. The underwriters may sell ADSs to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. The underwriters may change from time to time the public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the ADSs in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions.

These activities may stabilize, maintain or otherwise affect the market price of the ADSs, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If dealers are used in the sale of securities, a selling shareholder or an underwriter may sell the ADSs to them as principals. They may then resell those ADSs to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the ADSs may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of these ADSs. We will include in a prospectus supplement the names of the dealers and the terms of the transaction.

Delayed Delivery Contracts

If we so indicate in a prospectus supplement, any selling shareholder may authorize agents, underwriters or dealers to solicit offers from selected types of institutions to purchase the ADSs from any selling shareholder at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. Any prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

Any selling shareholder may have agreements with firms, agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the firms, agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

EXPENSES

The following table sets forth an estimate of the fees and expenses payable by us in connection with the potential sale of the ordinary shares represented by ADSs covered by this prospectus (other than any sales commissions or discounts, which will be paid by the selling shareholders). The estimates do not include expenses related to offerings of particular securities. Any prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$1,732
Legal fees and expenses	20,000
Accounting fees and expenses	10,000
Depositary fees and expenses	25,000
Other miscellaneous fees and expenses	2,500
Total	$59,232

LEGAL MATTERS

The validity of our ordinary shares and certain other legal matters will be passed upon for us by Baker & McKenzie, our Australian counsel.

EXPERTS

The financial statements as of December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017 incorporated in this registration statement by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2017 have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements incorporated into this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance upon the report of Ernst & Young, independent registered public accounting firm, given on their authority as experts in accounting and auditing.

The information incorporated by reference in this registration statement regarding estimated quantities of proved reserves, the future net revenues from those reserves, and present values of proved reserves as of December 31, 2017 and December 31, 2016 is based on reports prepared by Ryder Scott Company, L.P., independent reserve engineers. These estimates are incorporated by reference in this registration statement in reliance upon the authority of each such firm as an expert in these matters.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited company incorporated under the laws of Australia. Certain of our directors are non-residents of the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible for you to:

•                                         effect service of process within the United States upon our non-U.S. resident directors or on us;

•                                         enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the United States courts in any action, including actions under the civil liability provisions of U.S. securities laws;

•                                         enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

•                                         bring an original action in an Australian court to enforce liabilities against our non-U.S. resident directors or us based solely upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments that are obtained in U.S. courts against any of our non-U.S. resident directors or us, including actions under the civil liability provisions of the U.S. securities laws.

With that noted, there are no treaties between Australia and the United States that would affect the recognition or enforcement of foreign judgments in Australia. We also note that investors may be able to bring an original action in an Australian court against us to enforce liabilities based in part upon U.S. federal securities laws.

The disclosure in this section is not based on the opinion of counsel.

We have appointed Sundance Energy, Inc., our wholly owned U.S. subsidiary, as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

INCORPORATION BY REFERENCE

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered a part of this prospectus and should be read carefully. Certain information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. Certain information that we file later with the SEC will automatically update and supersede the information in this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which it is a part the following documents, including any amendments to such filings:

•                      our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, as filed with the SEC on May 1, 2018;

•                      any annual report on Form 20-F filed with the SEC after the date of this prospectus; and

•                      any report on Form 6-K submitted to the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering of ADSs, but only to the extent that the report expressly states that we incorporate such report by reference into this prospectus.

We have not authorized anyone else to provide you with additional or different information to the information included in and incorporated by reference to this prospectus and any prospectus supplement. You should rely only on the information provided by and incorporated by reference to this prospectus and any prospectus supplement.

Upon written or oral request, we shall provide without charge to each person to whom a copy of this prospectus is delivered a copy of any or all of the documents that are incorporated by reference to this prospectus but not delivered with this prospectus. You may request a copy of these filings by contacting us at Sundance Energy Australia Limited, 633 17th Street, Suite 1950, Denver, Colorado 80202, Attention Chief Financial Officer, telephone +1 (303) 543-5700.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We also have a registration statement on Form F-6 filed with the SEC, including relevant exhibits, under the Securities Act with respect to our ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits. As this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits for further information with respect to us and our securities. All information we file with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov. Information filed with the SEC may also be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please visit the SEC’s website at www.sec.gov for further information on the SEC’s public reference room.

Our Annual Report on Form 20-F for the year ending December 31, 2017 has been filed with the SEC and an Annual Report on Form-20-F for subsequent years will be due within four months following the fiscal year end.

We are not required to disclose certain other information that is required from U.S. domestic issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and Regulation FD (Fair Disclosure), which was adopted to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by companies filing as a domestic issuer, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, companies filing as a domestic issuer. We are liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

We will also be subject to the informational requirements of the ASX. Our public filings with the ASX are electronically available from the ASX website (www.asx.com.au).

Only the specific documents incorporated by reference above, or incorporated by reference in any prospectus supplement, are to be deemed incorporated by reference into this prospectus and the registration statement of which it is a part. No information available on or through our website, or any other website reference herein, shall be deemed incorporated by reference into this prospectus.

Disclosure of SEC’s Position on Indemnification for Securities Act Liability

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Sundance, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.        Indemnification of Directors and Officers.

Australian law. Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

•                  a liability owed to the company or a related body corporate of the company;

•                  a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 1317H, 1317HA or 1317HB of the Australian Corporations Act 2001 (“Corporations Act”);

•                  a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or

•                  legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:

•                  in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;

•                  in defending or resisting criminal proceedings in which the officer or director is found guilty;

•                  in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities & Investments Commission or a liquidator as part of an investigation before commencing proceedings for a court order); or

•                  in connection with proceedings for relief to the officer or a director under the Corporations Act, in which the court denies the relief.

Constitution. Our Constitution provides, except to the extent prohibited by the law and the Corporations Act, for the indemnification of every person who is or has been an officer or a director of the company against liability (other than legal costs that are unreasonable) incurred by that person as an officer or director. This includes any liability incurred by that person in their capacity as an officer or director of a subsidiary of the company where the company requested that person to accept that appointment.

Indemnification Agreements. Pursuant to Deeds of Access, Insurance and Indemnity, we have agreed to indemnify our directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director.

SEC Position. Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended (“Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission (“SEC”), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.        Exhibits.

Exhibits	Description

3.1	Constitution of Sundance Energy Australia Limited (incorporated by reference to Exhibit 1.1 of Form 20-F (File No. 000-55246) filed with the SEC on July 11, 2014)

4.1

Deposit Agreement, dated September 1, 2016, between Sundance Energy Australia Limited and The Bank of New York Mellon, as depositary, and owners and holders of the American Depositary Shares (incorporated by reference to the registration statement on Form F-6 (File No. 333-213233) filed with the SEC on August 22, 2016)

4.2	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.1)

5.1*	Opinion of Baker & McKenzie

23.1	Consent of Baker & McKenzie (included in Exhibit 5.1)

23.2*	Consent of Deloitte Touche Tohmatsu

23.3*	Consent of Ernst & Young

23.4*	Consent of Ryder Scott Company, L.P.

24.1	Power of Attorney (contained on the signature page to this registration statement)

*                                        Filed herewith.

Item 10.            Undertakings

The undersigned registrant hereby undertakes:

(1)                               To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                               That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                               To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(5)                               That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)                                   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)                                Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)                               That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities , the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                             The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                            Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)                               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)                               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)                               For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)                               For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on May 1, 2018.

SUNDANCE ENERGY AUSTRALIA LIMITED

By:	/s/ Eric P. McCrady
	Name:	Eric P. McCrady
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric P. McCrady and Cathy L. Anderson, and each of them (with full power to act alone), as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacity, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all prospectus supplements, stickers and post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange, securities self-regulatory body or other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them (with full power to act alone), full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Hannell
Michael D. Hannell	Chairman	May 1, 2018

/s/ Eric P. McCrady	Chief Executive Officer and Managing Director
Eric P. McCrady	(principal executive officer)	May 1, 2018

/s/ Cathy L. Anderson	Chief Financial Officer
Cathy L. Anderson	(principal financial and accounting officer)	May 1, 2018

/s/ Damien A. Hannes
Damien A. Hannes	Director	May 1, 2018

/s/ Neville W. Martin
Neville W. Martin	Director	May 1, 2018

/s/ H. Weldon Holcombe
H. Weldon Holcombe	Director	May 1, 2018

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Sundance Energy Australia Limited, has signed this registration statement in Denver, Colorado on May 1, 2018.

Authorized U.S. Representative

SUNDANCE ENERGY, INC.

By:	/s/ Eric P. McCrady
Name: Eric P. McCrady
Title: Chief Executive Officer